SPECIAL MEETING OF SHAREHOLDERS

                                       OF

                 PRINCIPAL TAX-EXEMPT CASH MANAGEMENT FUND, INC.
                               Held April 7, 1999

                                     BALLOT
         "BE IT RESOLVED, Principal Cash Management Fund, Inc., will acquire all assets and assume all liabilities of Principal Tax-Exempt Cash Management Fund, Inc., and issue in exchange shares of its Class A common stock, and Principal Tax-Exempt Cash Management Fund, Inc., will distribute those shares to its shareholders in redemption of all its outstanding shares and then dissolve."

I, the proxy for the owners of record at the close of business on Feburary 25, 1999, of the number of shares indicated below, do hereby vote such shares as indicated below with respect to the foregoing resolution:



                                    In Favor                15,113,494.77

                                     Opposed                 1,050,500.17

                                     Abstain                   157,559.29

Number of shares:  16,321,554.23